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                                                                Exhibit 99.1

FOR IMMEDIATE RELEASE



Contact for RPS:                  Joel Pashcow
                                  RPS Realty Trust
                                  (212) 702-8566

Contact for Ramco:                Dennis Gershenson
                                  Ramco-Gershenson, Inc.
                                  (810) 350-9900


                  RPS REALTY TRUST AND RAMCO-GERSHENSON, INC.
                                REACH AGREEMENT;
                          RPS TO BECOME AN EQUITY REIT


                 New York, New York, and Southfield, Michigan, April 10, 1995 -- RPS Realty Trust (NYSE: RPS) and Ramco-Gershenson, Inc. jointly announced today that they have entered into a definitive agreement relating to the previously announced RPS acquisition of Ramco and substantially all of its real estate assets. The acquisition will be consummated through an operating partnership of
which RPS will be the sole general partner.    RPS will, at the time of the
acquisition, change its name to Ramco-Gershenson Properties Trust.

                 Pursuant to the definitive agreement, Ramco and its affiliates have or will contribute (directly or through merger) 23 shopping center properties (or interests therein), containing approximately 5,270,000 leasable square feet, as well as stock in the Ramco management company, which will continue to hold property management contracts with third parties. RPS will contribute (directly or

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through merger) six retail properties, containing approximately 930,000 leasable square feet, and $75,000,000 in cash to the operating partnership.

                 RPS will be the sole general partner of the operating partnership and initially will hold approximately 74.5% of the interests in the operating partnership, and Ramco's principals, together with certain other affiliates, will be limited partners and will initially hold approximately 25.5% of such interests. The exact number of operating partnership units to be received by RPS and the Ramco group will be determined based upon the relative values of the assets to be contributed by the parties. The definitive agreement also provides that the Ramco group can increase its interest in the operating partnership based on the future performance of certain of the Ramco properties; it is currently anticipated such performance incentive could increase the Ramco group's interests in the operating partnership to approximately 29%. The Ramco group's operating partnership units will be exchangeable for shares of RPS commencing one year after the consummation of the proposed transaction, subject to purchase, at RPS' option, of such units for cash.

                 As part of the proposed transaction, RPS' state of organization will be changed from Massachusetts to Maryland, and the Trust will implement a four-for-one reverse stock split. It is also contemplated that prior to consummation of the transaction, RPS will transfer its remaining mortgage loan portfolio, as well as certain other assets which will not be included in the proposed transaction with Ramco, to a newly-formed REIT, and to thereafter distribute the shares of the new

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REIT to the RPS shareholders.  Depending on its size, the shares of the new REIT are expected to be listed on either the NASDAQ National Market or the NASDAQ SmallCap Market. The existing Trust will not retain an ownership interest in the new REIT.

                 The proposed transaction with Ramco, which is currently anticipated to close in the third quarter of 1995, is subject to a number of conditions. These include RPS shareholder approval, receipt of a fairness opinion from RPS' financial advisor, the refinancing of certain Ramco property debt on specified terms and the favorable resolution of certain issues relating to RPS' status as a real estate investment trust with the IRS.

                 Upon consummation of the transaction, it is anticipated that RPS' headquarters will move to Southfield, Michigan and Ramco's employees will become employees of the Trust (and its subsidiaries) and will manage the operating partnership's properties.

                 "Consummation of this transaction will represent the successful culmination of the efforts of the Trust's management and board of trustees to transform the Trust into an equity REIT", said Joel Pashcow, Chairman of the Trust. "In addition to providing the Trust with an attractive portfolio of shopping center properties, Ramco-Gershenson is a well-respected experienced organization which will bring to the Trust substantial management skills and significant development capabilities."

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                 Dennis Gershenson, who will become CEO of the Trust upon
completion of the transaction, said "We're particularly enthusiastic about this agreement for many reasons. First, it is a unique transaction, involving the conversion of an existing mortgage REIT to an equity REIT. Secondly, this new entity will benefit from the assets of a seasoned developer. Third, as a result of this new venture, the partnership will benefit from access to public capital markets. Finally, we expect growth to result not only from our core assets and shopping center acquisitions, but also from our historical strength in developing new shopping centers, including two new projects expected to be under construction in 1995."

                 Ramco-Gershenson, Inc., which is controlled by principals Joel, Dennis, Richard and Bruce Gershenson and Michael Ward, is located in Southfield, Michigan, and has more than 40 years experience as a fully integrated shopping center developer. The company has developed over 70 retail properties throughout its history, from community shopping centers to super regional malls.

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